Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (File No. 333-220445) on Form S-3ASR, Registration Statement (File No. 333-211759) on Form S-8 and Registration Statement (File No. 333-224755) on Form S-8 of our reports dated February 14, 2019, relating to the consolidated financial statements of US Foods Holding Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of US Foods Holding Corp. for the fiscal year ended December 29, 2018.

/s/ Deloitte and Touche LLP
Chicago, Illinois
February 14, 2019